Exhibit 99.1

Fulton Financial Corporation Promotes Three to Senior Management Team

Company Release — 06/18/2013 16:30

LANCASTER, PA — (Marketwired) — 06/18/13 — E. Philip Wenger, chairman, president and CEO of Fulton Financial Corporation (NASDAQ: FULT), today announced the promotions of Meg R. Mueller, Curtis J. Myers, and Angela M. Sargent to the positions of senior executive vice president and member of the Corporation’s senior management team. The promotions will take effect on July 1, 2013. The three will retain their current areas of responsibility as they assume their new roles as a member of senior management.

“It is a pleasure to welcome the three newest members of our senior management team,” said Wenger. “As the financial services industry becomes more complex, we wanted to be sure that we continue to add expertise and new perspectives to the highest levels of our decision-making process. Meg, Curt and Angie have made significant contributions during their tenures, and they understand our company’s unwavering focus on our shareholders, our customers, our employees and our community. We look forward to the increased role they will play in helping to guide this company.”

Meg R. Mueller is currently executive vice president and chief credit officer at Fulton Financial Corporation. In this position, she oversees credit administration, loan documentation, correspondent banking and the Corporation’s loan portfolio. Mueller joined Fulton Financial in 1996. She holds a Bachelor of Arts degree in Economics and French with a minor in Psychology from Gettysburg College.

Curtis J. Myers is currently executive vice president of Fulton Financial Corporation and president and chief operating officer of Fulton Bank. In this position, he oversees the day-to-day activities of Fulton Bank, the largest of the Corporation’s six subsidiary banks. Myers joined Fulton Financial in 1990. He holds a Bachelor of Science degree in Business Administration from Shippensburg University and a Master’s Degree in Business Administration from Saint Joseph’s University. He is a graduate of the PBA Central Atlantic School of Commercial Lending and also the American Bankers Association’s Stonier Graduate School of Banking.

Angela M. Sargent, of Lancaster, is currently executive vice president and chief information officer at Fulton Financial Corporation. In this position she is responsible for managing the Corporation’s Information Technology, e-Commerce Services, Data Processing Services and Loan Operations departments. Sargent joined Fulton Financial Corporation in 1992. She holds a Bachelor of Science Degree in Information Systems from the University of Scranton and also an M.B.A. with a concentration in Technology Management. She is also a graduate of the American Bankers Association’s Stonier Graduate School of Banking.